FAIRFIELD COMMUNITIES, INC.

                                WARRANT AGREEMENT
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     WHEREAS,               (hereinafter called the "Participant") is a director
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of Fairfield Communities, Inc., a Delaware corporation ("FCI"); and

     WHEREAS, as part of its compensation programs, FCI has available for award to directors of FCI and officers and executives of FCI and its Subsidiaries warrants to purchase shares of FCI's Common Stock pursuant to the terms of its Third Amended and Restated 1992 Warrant Plan (a copy of which is attached hereto as Exhibit A) (the "Plan"); and

     WHEREAS, the grant of this Warrant to the Participant and the execution of a Warrant Agreement in the form hereof have been duly authorized by FCI's Board of Directors, to become effective on the Date of Grant (as defined below);

     NOW, THEREFORE, effective as of the Date of Grant, FCI grants to the Participant a Warrant pursuant to the Plan to purchase 12,000 shares of Common
Stock at a price  equal to $      per share,  subject to  adjustment  in certain
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circumstances  as provided  below or  pursuant to the Plan,  and agrees to cause certificates for any shares purchased hereunder to be delivered to the Participant upon payment of the aggregate Warrant Price in full, all subject, however, to the terms and conditions hereinafter set forth. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are used as defined in the Plan.

     1. The "Date of Grant" is June 19, 2000.

     2. This Warrant shall become exercisable to the extent of 50% of the shares hereinabove specified on each of May 1, 2001 and May 1, 2002; provided, that, the Participant has remained in continuous service from and after the Date of Grant as, and is, as a condition to vesting on each such date, a director of FCI, and further provided, that, this Warrant shall become exercisable to the extent of 100% of the shares hereinabove specified in the event that, subject to the limitation provided below, a "Change in Control" occurs at such time as Participant remains a director (or the Participant ceases to be a director as a result of the occurrence of such "Change in Control") of FCI, and has remained in continuous service as a director from and after the Date of Grant. The term "Change in Control" shall mean the happening of any of the following:

     (a) During any period of 24 consecutive months, ending after the date hereof:

          (i) individuals who were directors of FCI at the beginning of such 24-month period, and

          (ii) any new director whose election or nomination for election by the Board of Directors was approved by a vote of the greater of (A) at least two-thirds (2/3), or (B) four affirmative votes, in each case, of the directors then still in office who were either directors at the beginning of such 24-month period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors of FCI;

     (b) Any person or entity (other than FCI or its subsidiary employee benefit plan or plans or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity), or any group acting in concert, shall beneficially own, directly or indirectly, more than fifty percent (50%) of the total voting power represented by the then outstanding securities of FCI entitled to vote generally in the election of directors ("Voting Securities");

     (c) Upon a merger, combination, consolidation or reorganization of FCI, other than a merger, combination, consolidation or reorganization which would result in (i) the Voting Securities of FCI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the voting power represented by the Voting Securities of FCI or such surviving entity outstanding immediately after such transaction and (ii) at least such 50% of voting power continuing to be held in the aggregate by the holders of the Voting Securities of FCI immediately prior to such transaction (conditions (i) and (ii) are referred to as the "Continuance Conditions"); or

     (d) All or substantially all of the assets of FCI are sold or otherwise disposed of, whether in one transaction or a series of transactions, unless the Continuance Conditions shall have been satisfied with respect to the purchaser of such assets and such purchaser assumes FCI's obligations under this Warrant.

Notwithstanding any provision of this Warrant to the contrary, if any amount or benefit to be paid or provided under this Warrant would be an "Excess Parachute Payment", within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Warrant shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Warrant or otherwise is required pursuant to the preceding sentence shall be made at the expense of FCI, if requested by Participant or FCI, by FCI's independent accountants. The fact that Participant's right to payments or benefits may be reduced by reason of the limitations contained in this paragraph shall not of itself limit or otherwise affect any other rights of Participant other than pursuant to this Warrant. In the event that any payment or benefit intended to be provided under this Warrant or otherwise is required to be reduced pursuant to this paragraph, Participant shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph. FCI shall provide Participant with all information reasonably requested by Participant to permit Participant to make such designation. In the event that Participant fails to make such designation within 10 business days following the date of an occurrence of a "Change in Control", FCI may effect such reduction in any manner it deems appropriate.

To the extent exercisable, this Warrant may be exercised in whole or in part from time to time, subject to the time limitations set forth in paragraph 4 below.

     3. The Warrant Price shall be payable in cash or by check acceptable to FCI. If permitted, in the sole judgment of FCI, under applicable securities and other laws, the requirement of payment in cash shall be deemed satisfied if the Participant shall have made arrangements satisfactory to FCI with a broker who is a member of the National Association of Security Dealers, Inc. to sell on the exercise date a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the aggregate Warrant Price and pursuant to which the broker undertakes to deliver the aggregate Warrant Price to FCI not later than the date on which the sale transaction will settle in the ordinary course of business.

     4. This Warrant Agreement shall automatically expire on the earlier of (a) eight years from the Date of Grant (the "Specified Term") or (b) immediately following the lapsing of any of the following exercise periods:

     (i) If the Participant terminates service as a director by reason of long term (at least six months) disability during the Specified Term, the Warrant shall be exercisable by the Participant only during the six months following such termination, but in no event after the expiration of the Specified Term. The term "disability" shall mean an illness or accident which prevents the Participant, for a continuous period lasting at least six months, from performing the material duties normally associated with his position as a director. In the event there is a dispute between Participant and FCI as to whether Participant has become disabled, a licensed physician in good standing chosen by FCI and a licensed physician in good standing chosen by Participant shall in turn choose a third licensed and board certified physician in the relevant medical specialty to determine finally the disability of Participant. The party against which such determination is made shall bear all costs and expenses associated with such determination, including, but not limited to, physicians' fees and charges.

     (ii) If the Participant dies while a director of FCI during the Specified Term, the Warrant shall be exercisable by the proper duly qualified and empowered executor, administrator, legatee or distributee of the Participant's estate only during the twelve months following his death, but in no event after the expiration of the Specified Term.

     (iii) If the Participant, following the Date of Grant, ceases to be a director of FCI for any reason other than disability or death, the Warrant shall be exercisable by the Participant only during the three months following such termination, but in no event after the expiration of the Specified Term.

     5. This Warrant is not transferable or exercisable except as provided in Paragraph 5 of the Plan.

     6. Adjustments shall be made in the Warrant Price and in the number or kind of shares of Common Stock or other securities covered by this Warrant to the extent required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of FCI, (b) any merger, consolidation, spin-off, reorganization, partial or complete liquidation or issuance of rights or warrants to purchase securities of FCI or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

     7. Upon each exercise of this Warrant, FCI as promptly as practicable shall mail or deliver to the Participant a stock certificate or certificates representing the shares then purchased, and shall pay all stamp taxes payable in connection therewith. The issuance of such shares and delivery of the certificate or certificates therefore shall, however, be subject to any delay necessary to complete (a) the listing of such shares on any stock exchange upon which shares of the same class are then listed and (b) such registration or qualification of such shares under any state or federal law, rule or regulation as FCI may determine to be necessary or advisable.

     EXECUTED effective as of the 19th day of June, 2000.

                                       FAIRFIELD COMMUNITIES, INC.



                                       By:
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                                                   Marcel J. Dumeny
                                          Executive Vice President and Secretary

     The undersigned Participant hereby acknowledges receipt of an executed original of this Warrant Agreement and accepts the option granted thereunder.

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                                                      Participant